Exhibit 10.1

VENTURE AGREEMENT

THIS VENTURE AGREEMENT (“Agreement”) is made and entered into effective as of January  7 ,   2011 (the “Effective Date”)

BETWEEN:

New Jersey Mining Company a corporation incorporated under the laws of Idaho P. O. Box 1019 Kellogg, Idaho 83837 Facsimile: 208.783.3331 (hereinafter “NJMC”)

United Mine Services, Inc. a corporation incorporated under the laws of Idaho P.O. Box 828 Pinehurst, ID 83850 Facsimile: 208.682.9472 (hereinafter “UMS”)

RECITALS

A. NJMC holds an interest in certain “Properties” situated in Shoshone County, Idaho which are described in Exhibit A and defined in Section 1 below.

B. UMS wishes to participate with NJMC in the operation of the New Jersey Mill in order to have a mineral processing facility for ores from its Crescent mine or other properties, and NJMC desires to grant such rights to UMS in order to reduce its operating costs for its ores and to improve metallurgical efficiency of the plant.

NOW THEREFORE, in consideration of the covenants and terms contained herein, NJMC and UMS agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified in this Section.  Cross-references in this Agreement to Articles, Sections, Subsections and Exhibits refer to Articles, Sections, Subsections and Exhibits of this Agreement, unless specified otherwise.

“Accounting Procedure” means the procedure set forth in Exhibit C.

“Affiliate” of a Participant means an entity or person that Controls, is Controlled by, or is under common Control with the Participant.

“Agreement” means this Venture Agreement, including any amendments and modifications hereof, and all appendices, schedules and exhibits which are incorporated herein by this reference.

“Area of Interest” has the meaning ascribed in Exhibit “B”.

“Assets” means the Properties, Products, and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

“Budget” means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made.

“Chargee” means the holder of an Encumbrance as described in Section 13.5.

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“Claims” means the mining claims identified in Exhibit A.

“Confidential Information” has the meaning described in Section 15.6.

“Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, including, but not limited to, Environmental Compliance.

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including the construction or installation of leach pads, a mill or any other improvements to be used for the mining, handling, milling, beneficiation or other processing of Products.

“Effective Date” means the date set forth on the top of page one of this Agreement.

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature applicable to the Properties.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; monitoring environmental conditions; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances into the environment, and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, legal fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant or the Venture, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment caused by or relating to Operations; or (iii) the violation or alleged violation of any Environmental Laws arising from or relating to Operations.

“Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and any other material or information relating to the Properties, which is owned or controlled by NJMC.

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“Government Fees” means all rentals, holding fees, location fees, maintenance payments or other payments required by any law, rule or regulation to be paid to a federal, state, provincial, territorial or other governmental authority, in order to locate or maintain any licenses, permits, claims, concessions, fee lands, mining leases, surface leases, Claims or other tenures included in the Properties.

“Initial Contribution” means that contribution each Participant agrees to make, or is deemed to have made, pursuant to Sections 5.1 and 5.2.

“Indemnified Participant” has the meaning described in Subsection 2.5.1

“Indemnifying Participant” has the meaning described in Subsection 2.5.1.

“Joint Account” means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to the Participants.

“Law” or “Laws” means all federal, state, provincial, territorial and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws, which are applicable to the Properties, the Area of Interest, or Operations, regardless of whether or not in existence or enacted or adopted hereafter; provided, however, nothing in this definition is intended to make laws applicable to the parties during periods when the laws are not applicable by their terms or the timing of their enactment.

“Management Committee” means the committee established under Article 7.

“Manager” means the person or entity appointed under Article 8 to manage Operations, or any successor Manager.

“Memorandum of Agreement” means the document attached as Exhibit D.

“Mining” means the mining, extracting, producing, handling, milling, or other processing of Products.

 “Notice” or “Notices” has the meaning described in Section 15.1.

“Operations” means the activities carried out under this Agreement.

“Participant” and “Participants” mean the persons or entities that from time to time have Participating Interests.

“Participating Interest” means the percentage interest representing the ownership interest of a Participant in the Assets, and in all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%).  Decimals of .005 or more shall be rounded up to .01; decimals of less than .005 shall be rounded down.  The initial Participating Interests of the Participants are set forth in Subsection 6.1.1.

“Prime Rate” has the meaning described in Section 9.10

“Products” means all metals, ores, concentrates, minerals, and mineral resources, including materials derived from the foregoing, produced from the Properties under this Agreement, as well as timber and timber products.

“Program” means a description in reasonable detail of Operations to be conducted by the Manager, as described in Article 9.

“Properties” means the licenses, permits, claims, concessions, fee lands, mining leases, surface leases

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or other rights or interests (as applicable) described in Exhibit A or acquired by the Venture within the Area of Interest.

 “Transferring Entity” has the meaning described in Subsection 13.3.1.

“Venture” means the contractual relationship of the Participants under this Agreement.

2. REPRESENTATIONS AND WARRANTIES; RECORD TITLE; INDEMNITIES

2.1 Representations and Warranties.

2.1.1 Capacity of Participants. Each Participant represents and warrants to the other Participant as follows: (i) it is a corporation duly incorporated, qualified to transact business, and in good standing under the Laws of its jurisdiction and in the USA (ii) it has the full right, power and capacity to enter into and perform this Agreement and all transactions contemplated herein, and all corporate, board of directors and other actions required to authorize it to enter into and perform this Agreement have been properly taken; (iii) it will not breach any other agreement or arrangement by entering into or performing this Agreement, and this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and (iv) it has relied solely on its own appraisals and estimates as to the potential of the Properties, and upon its own geologic, engineering and other interpretations related thereto.

2.1.2 Representations and Warranties by NJMC. NJMC represents and warrants the following:

2.1.2.1 With respect to the Claims, (i) the Claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) all Notices/certificates (as applicable) were properly recorded/filed with appropriate governmental agencies; (iv) all Government Fees required to hold or maintain the Claims have been paid through September 1, 2011; and (v) all affidavits or other recordings/filings required to maintain the Claims in good standing have been properly and timely recorded with appropriate governmental agencies.

2.1.2.2 With respect to portions of the Properties in which NJMC holds an interest under licenses, permits, leases or other contracts, NJMC represents and warrants (i) it is in exclusive possession of such Properties; (ii) it has not received any Notice of default of any of the terms or provisions of such leases or other contracts; (iii) it has the authority under such leases and other contracts to perform fully its obligations under this Agreement; (iv) such leases or other contracts are valid and in good standing; (v) it has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; and (vi) to its knowledge, such Properties are free and clear of all Encumbrances or defects in title.

2.1.2.3 Except as specified on Exhibit A (if any), NJMC has not entered into any other agreement with respect to its interest in and to the Properties that is currently valid and outstanding, and there are no leases or subleases or Encumbrances on the Properties, nor any defects in title.

2.1.2.4 Except as to matters of record, no other person or entity is claiming an interest in, or in conflict with, the Properties; provided however, as to unpatented mining claims paramount title is in the United States.

2.1.2.5 There are no actions, suits, claims, proceedings, litigation or investigations pending or threatened against it that relate to the Properties, or that could, if continued, adversely affect the ability of UMS or NJMC to fulfill its obligations under this Agreement or NJMC’s ability to exercise its rights under this Agreement.

2.1.2.6 To the best of NJMC’s knowledge, there is no latent condition on the Properties that could result in any Environmental Liabilities or other type of enforcement proceeding,

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or any recovery by any governmental agency or private party of remedial or removal costs, natural resources damages, property damages, damages for personal injuries or other costs, expenses, damages or injunctive relief arising from any alleged injury or threat of injury to health, safety or the environment.  The Properties are in the Bunker Hill Superfund Site and future actions under CERCLA or other laws could affect the Properties.

2.1.2.7 NJMC has delivered to UMS all Existing Data in its possession or control, and true and correct copies of all leases or other agreements relating to the Assets.

2.2 Disclosures. Each Participant represents and warrants that it is not aware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Agreement from being materially misleading.

2.3 Record Title. Title to real and personal property included in the Assets shall be held in the name of the Manager for the benefit of the Participants. Each Participant agrees to execute appropriate documents to reflect changes resulting from changes in Participating Interests in accordance with Section 6.6 below.

2.4 Joint Loss of Title. Any failure of loss of title to the Assets shall be charged to the Participants in proportion to their Participating Interests as they exist at the time a loss occurs, and all costs of defending title shall be charged to the Joint Account.

2.5 Indemnities.

2.5.1 Each Participant shall indemnify the other Participant, its directors, officers, employees, agents and attorneys or Affiliates (collectively “Indemnified Participant”) against any loss, cost, expense, damage or liability (including legal fees and other expenses) due to claims by third parties arising out of or based on a breach by the Participant (“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement.

2.5.2 If any claim or demand by a third party is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written Notice of such claim or demand shall promptly be given to the Indemnifying Participant.  The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the Notice of the claim or demand, to assume the entire Control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant’s expense and with counsel of the Indemnified Participant’s choice), the defense, compromise, or settlement of the matter.  Any damages to the Assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given Notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant.  Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

3. NAME, PURPOSES, AND TERM

3.1 General. NJMC and UMS hereby enter into this Agreement for the purposes hereinafter stated. All of the Participants’ rights and obligations in connection with the Assets, the Area of Interest and all Operations shall be subject to and governed by this Agreement.

3.2 Name. The Manager shall conduct the business of the Venture in the name of the Venture, doing business as the “New Jersey Mill Joint Venture”. The Manager shall accomplish any registration required by applicable, assumed or fictitious name statutes and similar statutes.

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3.3 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes: (i) to conduct Mineral Processing operations within the Properties for the benefit of the Participants; (ii) to acquire additional real property and other interests within the Area of Interest only for mineral processing purposes; (iii) to evaluate and engage in expanded Mineral Processing Operations on the Properties; (iv) to engage in disposition of Products, to extent permitted in Article 10; (v) to complete and satisfy all Environmental Compliance obligations and other Continuing Obligations relating to the Properties; and (vi) to perform any other operation or activity necessary, appropriate, or incidental to any of the foregoing.

3.4 Limitation. Unless the Participants otherwise agree in writing, Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5 Term. Unless the Venture is earlier terminated or otherwise terminates as provided in this Agreement, the term of this Agreement is for so long as any of the Properties are jointly owned by the Participants and thereafter until all materials, supplies, and equipment have been salvaged and disposed of, a final accounting has been made between the Participants, and any required Environmental Compliance has been completed and accepted by the appropriate governmental agencies.

4. RELATIONSHIP OF THE PARTICIPANTS

4.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them.  The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial, tax or other partnership.  Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein.  The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective.  Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. It is the Participants’ intent that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

4.2 Taxes. Each Participant shall be directly responsible for paying its income taxes and individually file its tax returns with the proper authorities and independently file claims for and recover any income tax credits.  A Participant’s decisions with respect to such tax matters shall not have any binding effect on the course of actions taken by the other Participant.

4.3 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with Operations, without consulting the other.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Participant, and, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement, except as provided in Section 11.8.  Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate, or otherwise treat any Participant’s share of Products in any facility owned or controlled by such Participant, except as provided in Section 8.2.

4.4 Termination or Transfer of Rights to Properties. Except as otherwise provided in this Agreement, neither Participant shall permit or cause all or any part of its interest in the Assets or this Agreement to be sold, exchanged, encumbered, surrendered, abandoned, partitioned, divided, or otherwise terminated, by judicial means or otherwise.  The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by any Law.

4.5 Implied Covenants. The implied covenants of good faith and fair dealing are the only implied covenants in this Agreement. No other implied covenants recognized under applicable Law shall be valid or enforceable with respect to this Agreement.

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4.6 No Royalty or Other Interests. Except as provided in Section 6.4, no Participant shall be entitled or permitted to create any royalty or similar carried interest in all or any part of the Assets.

4.7 No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Participants and their respective successors and permitted assigns only, and shall not be construed to create third party beneficiary rights in any other party, governmental agency or organization.

5. CONTRIBUTIONS BY PARTICIPANTS

5.1 NJMC’s Initial Contribution. NJMC hereby contributes to the Venture all of its right, title and interest in and to the Properties, together with all of its respective right, title and interest in and to any licenses and permits relating to the Properties and all Existing Data. NJMC hereby also contributes the mineral processing equipment and improvements identified in Exhibit A.  The agreed value of NJMC’s initial contribution comprised of its interests in the contributed Properties, Existing Data, milling equipment and improvements listed on Exhibit A is five million dollars ($5,000,000).

The parties recognize and understand that the fee land that makes up a part of the Properties has been subject to a lease made on September 15, 1993 between NJMC as lessee and ZECO lessor.  Secondly, that some of the claims that constitute the Properties are owned by NJMC without regard to and not subject to the lease referred to in this paragraph.

The parties further acknowledge and agree that the Manager is authorized, on or after the Effective Date of this Agreement, to purchase the foregoing leased mining properties from the respective lessors for the total sum of $225,000, and terminate the lease. This purchase shall be charged against the Joint Account.  NJMC has furnished to UMS a copy of the transaction documents for its information.

5.2 UMS’s Initial Contribution. UMS shall make an initial cash contribution of one hundred thousand dollars ($100,000) to the Venture on the Effective Date of this Agreement.  Additionally, UMS shall pay the Venture the total amount needed to expand the mill processing rate to 15 tonnes/hour (16.5 short tons per hour) or 10,000 tonnes per month (11,025 short tons per month), estimated to be $2,300,000 as shown in Exhibit E Initial Program and Budget.  Consent of UMS is required for any greater than 10% in excess of Exhibit E Initial Program and Budget. UMS is required to fund the mill expansion to 15 tonnes/hour.  Should the mill expansion actual cost exceed $3,000,000, the Initial Participating Interests in Section 6.1.1 will be adjusted accordingly.  UMS shall advance the funds necessary to complete the Initial Program and Budget within 5 days of the request by the Manager.  The Manager shall request funds according to the schedule necessary to procure and install equipment and facilities.

The agreed value of UMS’s initial contribution for purposes of this Agreement is two and one-half million dollars ($2,500,000.00).

5.3. Additional Contributions. The Participants shall contribute funds for adopted Programs and Budgets in proportion to their respective Participating Interests, subject to election permitted in Section 9.4.

6. PARTICIPATING INTERESTS

6.1 Participating Interests

6.1.1 Initial Participating Interest. The Participants shall have the following initial Participating Interests in the Venture subject to adjustment as discussed in Section 5.2.

NJMC

67%

UMS

33%

6.1.2 Changes in Participating Interests.  A Participant’s Participating Interest shall only be changed as follows:

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6.1.2.1 upon an election or deemed election by a Participant pursuant to Section 9.4 not to contribute to an adopted Program and Budget in accordance with the percentage reflected by its Participating Interest;

6.1.2.2 as provided in Section 6.4;

6.1.2.3 in the event of default by a Participant in making its agreed upon contribution to an adopted Program and Budget or upon UMS’s default in making payments for the Initial Contribution to expand the mill pursuant to Subsection 5.2, followed by an election by the other Participant to invoke Section 6.3;

6.1.2.4 upon withdrawal, pursuant to Article 11;

6.1.2.5 pursuant to a transfer by a Participant of all or a portion of its Participating Interest in accordance with Article 13; or

6.1.2.6 upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising.

6.2 Voluntary Reduction in Participation – Dilution. After the Participants have completed their Initial Contributions, a Participant may elect, as provided in Section 9.4, to limit its contributions to an adopted Program and Budget (without regard to its vote on adoption of the Program and Budget) by partially contributing or not contributing at all to an adopted Program and Budget.

In such event, the other, non-diluting Participant shall then have the option to either fully fund the remaining portion of the adopted Program and Budget; or, within fifteen (15) days following the election of the diluting Participant under Subsection 9.4.2, to propose a reduced alternative Program and Budget to which the Participants shall, within seven (7) days, make a re-election under Subsection 9.4.1 or Subsection 9.4.2.  If the non-diluting Participant elects to continue with the initially adopted Program and Budget, the Participating Interest of the Participant electing not to participate shall be recalculated at the time of election by dividing the sum of (a) the value of that Participant’s Initial Contribution as defined in Sections 5.1 or 5.2, plus (b) the total of all that Participant’s contributions to previous Programs and Budgets, by the sum of (a) and (b) above for all Participants, plus (c) the amount the non-diluting Participant elects to contribute to the approved Program and Budget, and multiplying the result by 100.  That is:

(a)+(b) diluting Participant  x  100  =  Recalculated Participating Interest

(a)+(b) all Participants +(c)

The Participating Interest of the other, non-diluting Participant shall thereupon become the difference between 100% and the recalculated Participating Interest.

As soon as practicable after the necessary information is available at the end of each period covered by an adopted Program and Budget, a recalculation of each Participant’s Participating Interest shall be made in accordance with the preceding formula to adjust, as necessary, the recalculations made at the beginning of such period to reflect actual contributions made by the Participants during the period.  Except as otherwise provided in this Agreement, a diluting Participant shall retain all of its rights and obligations under this Agreement, including the right to participate in future Programs and Budgets at its recalculated Participating Interest.

6.3 Default in Making Contributions

6.3.1 If a Participant elects to contribute to an approved Program and Budget and then defaults in making a contribution or cash call under an approved Program and Budget the non-defaulting Participant may, but is not obligated to, advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in Section 9.10.  The failure to repay said loan within ten (10) days following demand shall be a default.

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6.3.2 The Participants acknowledge that if a Participant defaults in making a contribution to an approved Program and Budget or a cash call under Section 9.9, or in repaying a loan under Subsection 6.3.1, as required hereunder, it will be difficult to measure the damages resulting from such default and the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after Notice to the defaulting Participant of such default, declare the defaulting Participant in default, in which case the defaulting Participant’s Participating Interest shall be reduced by two times the amount that would otherwise be calculated pursuant to Section 6.2.

6.3.3 If UMS defaults in payment of its Initial Contribution for mill expansion under Subsection 5.2 as required hereunder, then NJMC may, with respect to any default not cured within thirty (30) day after Notice to UMS of such default, declare UMS to be in default, in which case UMS’s Participating Interest shall be reduced by the amount calculated under Section 6.2 after reducing UMS’s Initial Contribution by the total amount owing as of the date that UMS is declared to be in default.

6.4 Elimination of Minority Participating Interest. Upon the reduction of its Participating Interest to Five Percent (5%) or less, a Participant shall be deemed to have withdrawn from the Venture and shall relinquish its entire Participating Interest, free and clear of any Encumbrances arising by, through or under that Participant. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant.

6.5 Continuing Liabilities Upon Adjustments of the Participating Interests. Any actual or deemed withdrawal of a Participant or any reduction of a Participant’s Participating Interest under this Agreement shall not relieve such Participant of its share of any liability, whether it accrues before or after such withdrawal or reduction, arising out of Operations conducted prior to such withdrawal or reduction, including, without limitation, Environmental Compliance and other Continuing Obligations.  For purposes of this Article 6, such Participant’s share of such liability shall be equal to its Participating Interest at the time that the events or omissions giving rise to such liability occurred.  The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant’s Participating Interest shall be free from royalties, liens or other Encumbrances arising by, through or under such other Participant, other than those to which both Participants have given their written consent.

6.6 Documentation of Adjustments to Participating Interests. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest shall be shown in the books of the Manager.  However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence or effectuate such adjustment in a form sufficient for recording in the jurisdiction where the Properties are located.

6.7 Grant of Lien or Security Interest

6.7.1 Subject to Section 6.8, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets and the Participant’s share of Products, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

6.7.2 The liens and security interests granted by Subsection 6.7.1 shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a loan granted under Subsection 6.3.1 and UMS’s obligation to pay the promissory note under Subsection 5.2.2.  Each Participant hereby agrees to take all action necessary to perfect such lien and security interests and hereby appoints the other Participant, its attorney-in-fact, to execute, file and record all security documents necessary to perfect or maintain such lien and security interests.

6.8 Subordination of Interests. Each Participant shall, from time to time, take all necessary actions,

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including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement, other than those created pursuant to Section 6.7 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee.

7. MANAGEMENT COMMITTEE

7.1 Organization and Composition. Upon execution of this Agreement, the Participants shall establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall initially consist of two (2) members appointed by NJMC and one (1) member appointed by UMS.  These may change through majority vote of the Participants.  Each Participant may appoint one or more alternates to act and vote in the absence of a regular member.  Any alternate so acting shall be deemed a member.  Appointments shall be made or changed by prior written Notice to the other Participant.

7.2 Decisions. Each Participant, acting through its appointed members, shall have votes on the Management Committee, in proportion to its Participating Interest.  Unless otherwise provided in this Agreement, the vote of a Participant with a Participating Interest greater than fifty percent (50%) shall determine the decisions of the Management Committee.  In the event of a tie vote, the Participant designated as Manager shall have the deciding vote of the Management Committee, after considering the legitimate concerns of the other Participant.

7.3 Meetings. The Management Committee shall hold regular meetings at least annually in Kellogg, Idaho, U.S.A. or at other mutually agreed places. The Manager shall give thirty (30) days Notice to the Participants of such regular meetings (unless such Notice is waived by the Participants).  Additionally, any Participant may call a special meeting upon seven (7) days Notice to the Manager and the other Participant (unless such Notice is waived by the Participants). In case of emergency, reasonable Notice of a special meeting shall suffice. With respect to a regular or special meeting of the Management Committee, there shall be a quorum if at least one member representing each Participant having greater than a twenty percent (20%) Participating Interest is present. Each Notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matter may be considered with the consent of all Participants.  The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within thirty (30) days after the meeting.  The Participants shall have thirty (30) days after receipt to sign and return such copies or to provide any written comments on such minutes to the Manager.  If a Participant timely submits written comments on such minutes, the Management Committee shall seek, for a period not to exceed thirty (30) days, to agree upon minutes of such meeting acceptable to the Participants.  At the end of such period, failing agreement by the Participants on revised minutes, the minutes of the meeting shall be the original minutes as prepared by the Manager, together with the comments on the minutes made by the other Participant.  These documents shall be placed in the minute book maintained by the Manager.  If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost.  All other costs associated with Management Committee meetings shall be paid for by the Participants individually.

7.4 Action Without Meeting. Subject to the Notice and quorum requirements under Section 7.3, the Management Committee may hold meetings by telephone conferences in lieu of meetings in person, so long as minutes are prepared in accordance with Section 7.3.  The Management Committee may also take actions in writing signed by all members.

7.5 Matters Requiring Approval. Except as otherwise delegated to the Manager in Section 8.2 or as otherwise provided in this Agreement, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

8. MANAGER

8.1 Appointment. The Participants hereby appoint NJMC as the Manager with overall management

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responsibility for Operations and to remain as Manager until it resigns pursuant to Section 8.4.

8.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties:

8.2.1 the Manager shall manage, direct, and control Operations to process a minimum amount of ore (unless not available) of 7,000 dry tonnes per month for UMS’ mines and 3,000 dry tonnes per month for NJMC’s mines, and shall prepare and present to the Management Committee proposed Programs and Budgets. If either Participant does not use the processing capacity allocated to it in any month, the Manager will offer such unused capacity to the other Participant;

8.2.2 the Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement;

8.2.3 the Manager shall use reasonable efforts to:  (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens which shall be released or discharged in a diligent manner, or Encumbrances specifically approved by the Management Committee;

8.2.4 the Manager shall conduct such title examinations and cure such title defects relating to the Properties as may be advisable in the reasonable judgment of the Manager;

8.2.5 the Manager shall:  (i) make or arrange for all payments required by concessions, leases, licenses, permits, contracts, and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant’s sales revenue or net income.  If authorized by the Management Committee, the Manager shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes, assessments, or charges if the Manager deems them to be unlawful, unjust, unequal, or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment, or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the non-payment of any taxes, assessments, or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets;

8.2.6 the Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with the Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations.  In the event of any violation of permits, licenses, Laws or approvals, the Manager shall timely cure or dispose of such violation through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Joint Account;

8.2.7 the Manager shall notify the other Participant promptly of any litigation, arbitration, or administrative proceeding commenced against the Venture.  The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of one-hundred thousand dollars ($100,000) in cash or value;

8.2.8 the Manager may dispose of Assets, whether by sale, assignment, abandonment or other

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transfer, in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article 12.  However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of one-hundred thousand dollars ($100,000), (ii) enter into any sales contracts or commitments for Products, except as permitted in Section 10.2; (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture;

8.2.9 the Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors;

8.2.10 the Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with generally accepted U.S. GAAP accounting procedures;

8.2.11 the Manager shall select and employ at competitive rates all supervision and labor necessary or appropriate to all Operations hereunder.  All persons employed hereunder, the number thereof, their hours of labor and their compensation shall be determined by the Manager, and they shall be employees of the Manager;

8.2.12 the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee: (i) quarterly progress summaries with applicable data and an annual report by each January 31, and quarterly progress reports, which include statements of expenditures and comparisons of such expenditures to the adopted Budget (with all quarterly summaries or reports due within 30 days following the end of each calendar quarter); (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures; and (v) such other reports as the Management Committee may reasonably request.  At all reasonable times, the Manager shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy, all information acquired in Operations, including but not limited to, maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records.  In addition, the Manager shall allow the non-managing Participant, at its sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations;

8.2.13 the Manager shall arrange insurance for the benefit of the Participants, in such amounts and of such nature as the Manager deems necessary to protect the Assets and Operations of the Venture;

8.2.14 the Manager shall perform or cause to be performed all assessment and other work, and shall pay all Government Fees required by Law in order to maintain in good standing all licenses, permits, claims, concessions, fee lands, mining leases, surface leases mining leases, surface leases, Claims and other tenures included within the Properties  The Manager shall timely record and file with the appropriate governmental office any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Government Fees and the performance of assessment work, in each case in sufficient detail to reflect compliance with the applicable requirements;

8.2.15 if authorized by the Management Committee, the Manager may:  (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the

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United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted.

8.2.16 the Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance.  To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations;

8.2.17 the Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Venture.  The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines.  As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures.  The Manager shall keep the other Participant reasonably informed about the Manager’s efforts to discharge Continuing Obligations.  Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto;

8.2.18 if Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations in a manner consistent with Section 6.5;

8.2.19 the Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

8.3 Standard of Care. The Manager shall discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining, environmental and other applicable industry standards and practices, and in material compliance with the terms and provisions of concessions, leases, licenses, permits, contracts and other agreements pertaining to Assets.  The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage, loss cost, penalty or fine to the Venture or non-managing Participant, except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence.  The Manager shall not be in default of its duties under this Agreement, if its inability to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

8.4 Resignation; Deemed Offer to Resign. The Manager may offer to resign upon not less than thirty (30) days prior Notice to the Management Committee, in which case the other Participant may select the successor Manager by Notice to the Management Committee within thirty (30) days after the Notice of resignation, and may appoint itself or a third party as the successor Manager.  If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant (along with the appointment of a successor Manager), if at all, within ninety (90) days following such deemed offer:

8.4.1 the Participating Interest of the Manager (including that of its Affiliates) becomes less than 50% for any reason other than the transfer, grant or assignment by the Manager to an Affiliate of all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets; or

8.4.2 the Manager fails to perform a material obligation imposed upon it under this Agreement, and such failure continues for a period of sixty (60) days after Notice from the other Participant demanding performance; or

8.4.3 the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official is appointed for a substantial part of the Manager’s assets, and such appointment

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is neither made ineffective nor discharged within thirty (30) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

8.4.4 the Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for  the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

8.4.5 entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Subsections 8.4.4 or 8.4.5 above, any appointment of a successor Manager shall be deemed to pre-date the event causing a deemed offer of resignation.

8.5 Payments to Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure set forth in Exhibit C.

8.6 Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm’s-length transactions.

8.7 Independent Contractor. The Manager is and shall act as an independent contractor and not as the agent of the other Participant.  The Manager shall maintain complete control over its employees and all of its subcontractors with respect to performance of the Operations.  Nothing contained in this Agreement or any subcontract awarded by the Manager shall create any contractual relationship between any subcontractor and the other Participant.  The Manager shall have complete control over and supervision of Operations and shall direct and supervise the same so as to ensure their conformity with this Agreement.

9. PROGRAMS AND BUDGETS

9.1 Operations Pursuant to Programs and Budgets.  Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired pursuant to a Program and Budget approved pursuant to Section 9.2.  Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all operations contemplated under the Program and Budget.

9.2 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager and shall be for six (6) month periods or longer periods not to exceed one (1) year.  Each adopted Program and Budget, regardless of length, shall be reviewed at least once per year at the annual meeting of the Management Committee.  Notwithstanding whether a portion of a previous period’s Program and Budget is being carried forward to fund activities continuing beyond the current year, at least thirty (30) days prior to the annual meeting of the Management Committee, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Participants.  Within ten (10) days of receipt of the proposed Program and Budget, the Participants may submit written comments to the Manager detailing revisions or modifications that they would like to have made to the proposed Program and Budget.  If such written comments are received, the Manager, working with the other Participant, shall seek for a period of time not to exceed fifteen (15) days to develop a revised Program and Budget acceptable to both Participants.  The Manager shall submit any revised proposed Program and Budget to the Participants at least five (5) days prior to the annual meeting of the Management Committee.

9.3 Adoption of Proposed Programs and Budgets. At the annual meeting, the Management Committee shall consider and vote on the proposed Program and Budget.

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9.4 Election to Participate. By Notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, a Participant may elect to contribute to such Program and Budget as follows:

9.4.1 in proportion to its respective Participating Interest or Minimum Monthly Capacity, as of the beginning of the period covered by the Program and Budget, or wholly for improvements used only by the Participant, the contribution formula to be as designated by the Management Committee; or

9.4.2 partially or not at all, in which case its Participating Interest shall be recalculated as provided in Section 6.2, and such recalculated Participating Interest shall be effective the first day of the period covered by the adopted Program and Budget.

If a Participant fails to provide Notice to the Management Committee under this Section 9.4, the Participant will be deemed to have elected to contribute to such Program and Budget in proportion to its Participating Interest at the beginning of such Program and Budget period.

9.5 Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget.  Material departure shall be defined as Budget overruns of ten percent (10%) or $50,000, whichever is greater.

9.6 Re-Election to Participate. If the Manager expended or incurred obligations of less than eighty percent (80%) of the adopted Budget, within thirty (30) days of receiving the Manager's report on expenditures, a diluted Participant may notify the other Participant of its election to reimburse the other Participant for the difference between any amount contributed by the diluted Participant to such adopted Program and Budget and the diluted Participant's proportionate share (at the diluted Participant's former Participating Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in Section 9.10.  The diluted Participant shall deliver the appropriate amount (including interest) to the other Participant with such Notice.  Failure of the diluted Participant to so notify and tender such amount shall result in dilution occurring in accordance with Section 6.2 and shall bar the diluted Participant from its rights under this Section 9.6 concerning the relevant adopted Program and Budget.

9.7 Emergency Expenditures. In case of emergency, the Manager may take any action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Law.  The Manager may also make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control.  In the case of an emergency or unexpected expenditure, the Manager shall promptly notify the Participants of the expenditure, and the Manager shall be reimbursed therefore by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditure is incurred.

9.8 Quarterly Statements. The Manager shall submit to the Management Committee quarterly statements of account reflecting in reasonable detail the charges and credits to the Joint Account.

9.9 Cash Calls. On the basis of adopted Programs and Budgets, the Manager shall submit to each Participant, prior to the fifteenth (15th) day of each month, a billing for estimated cash and Environmental Compliance fund requirements for the next month.  Within fifteen (15) days after receipt of each billing, or a billing made pursuant to Sections 9.7 or 11.4, each Participant shall advance to the Manager its proportionate share of the estimated amount.  Time is of the essence of payment of such billings.  The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to two (2) months.  After a decision has been made to begin Development, all funds in excess of immediate cash requirements shall be invested in interest-bearing accounts for the benefit of the Joint Account.

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9.10 Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 9.9 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the Prime Rate or the maximum interest rate permitted by law, if less than this.  “Prime Rate” means the annual percentage rate in effect from time to time for demand, commercial loans quoted by CITIBANK, N.A. at its main branch in New York City, New York, U.S.A. to its most credit-worthy customers. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with Article 6.  The non-defaulting Participant shall have those rights, remedies and elections specified in Section 6.3, as well as any other rights and remedies available to it by Law.

9.11 Audits. Upon request of any Participant made within twenty-four (24) months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within twenty-four (24) months after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period).  All exceptions to the audit and claims upon the Manager for discrepancies disclosed by such audit shall be made in writing not later than three (3) months after receipt of the audit report by the Participant that requested the audit.  A Participant’s failure to make such exceptions or claims within the three (3) month period shall (i) mean that the audit is correct and binding upon the Participants and (ii) result in a waiver of any right to make claims upon the Manager for discrepancies disclosed by the audit.  The audits shall be conducted by an firm of certified public/chartered accountants selected by the Manager, unless otherwise agreed by the Management Committee.  In addition each Participant shall have the right to conduct an independent audit of all books, records and accounts, at the expense of the requesting Participant, and which audit right will be limited to the period not more than twenty-four (24) months prior to the calendar year in which the audit is conducted.  All exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made in writing within three (3) months after completion or delivery of such audit, or they shall be deemed waived.

10. DISPOSITION OF PRODUCTION

  Left blank intentionally.

11. WITHDRAWAL AND TERMINATION

11.1 Termination by Agreement. The Participants may terminate the Venture at any time by written agreement.

11.2 Termination Where No Program Proposed. If neither Participant proposes a Program and Budget for a period of two (2) consecutive years, then the Venture shall terminate.

11.3 Withdrawal. A Participant may elect to withdraw as a Participant from the Venture upon the later of not less than sixty (60) days Notice to the other Participant, or the end of the then current Program and Budget. Upon such withdrawal, the Venture shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant, without cost and free and clear of royalties, liens or other Encumbrances arising by, through or under such withdrawing Participant, except those which all Participants have given their written consent after the Effective Date of this Agreement, all of its Participating Interest.  Any withdrawal under this Section 11.3 shall not relieve the withdrawing Participant of its share of liabilities to third parties (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal. For purposes of this Section 11.3, the withdrawing Participant’s share of such liabilities shall be equal to its Participating Interest at the time that the act or omission giving rise to such liability occurred.

11.4 Continuing Obligations. On termination of the Venture, the Participants shall remain liable for Continuing Obligations, including Environmental Liabilities, until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement.  For purposes of this Section 11.4, a Participant’s share of such liabilities shall be equal to its Participating Interest at the time that the act or omission giving rise to such liability occurred.

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11.5 Disposition of Assets on Termination. Promptly after termination under Sections 11.1 or 11.2, the Manager shall take all action necessary to wind up the activities of the Venture and to dispose of or distribute the Assets, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture.

11.6 Right to Data After Termination. After termination of the Venture under Section 11.1, each Participant shall be entitled to copies of all information acquired hereunder as of the date of termination and not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

11.7 Non-Compete Covenants. A Participant that is deemed to have withdrawn pursuant to Section 6.4 or has withdrawn pursuant to Section 11.3 shall not directly or indirectly acquire any interest in property within the Area of Interest for two (2) years after the effective date of withdrawal.  If the withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 11.7, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired.  Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within forty-five (45) days after it is received by such non-withdrawing Participant.

11.8 Continuing Authority. On termination of the Venture under Sections 6.9, 11.1, 11.2 or 11.3, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to:

11.8.1 wind-up Operations; and

11.8.2 complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal.  The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Venture, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

11.9 Survival of Ingress and Egress After Termination. After termination of the Venture, the Participants shall continue to have rights of ingress and egress to the Properties for purposes of ensuring Environmental Compliance.

12. ABANDONMENT AND SURRENDER OF PROPERTIES

12.1 The Management Committee may authorize the Manager to surrender or abandon some or all of the Properties.  If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, by deed, assignment, or appropriate document, and without cost to the objecting Participant, all of the surrendering Participant’s interest in the Properties to be abandoned or surrendered, and the abandoned or surrendered Properties shall cease to be part of the Properties. Provided, however, the objecting Participant shall assume all responsibility and liabilities, including but not limited to Environmental Liabilities, with regard to the surrendered or abandoned Properties.

13. TRANSFER OF INTEREST

13.1 General. A Participant shall have the right to transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets solely as provided in this Article 13.  For the purposes of this Article 13 the word transfer shall mean to convey, sell, assign, grant an option, create an Encumbrance or in any manner transfer or alienate, but excluding and excepting alienation done for the purposes of obtaining financing pursuant to Section 13.5.

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13.2 Limitations on Free Transferability. The transfer right of a Participant in Section 13.1 shall be subject to the following terms and conditions:

13.2.1 no Participant shall transfer any interest in this Agreement or the Assets  except by transfer of part or all of a Participating Interest;

13.2.2 no transferee of all or part of any Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant Notice of the transfer, and the transferee, as of the effective date of the transfer, has committed in writing to be bound by this Agreement to the same extent and nature as the transferring Participant;

13.2.3 no transfer permitted by this Article 13 shall relieve the transferring Participant of its share of any liability, whether accruing before or after such transfer, which arises out of Operations conducted prior to such transfer;

13.2.4 neither Participant, without the consent of the other, shall make a transfer that would violate any Law, or result in the cancellation of any permits, licenses, or other similar authorizations;

13.2.5 the transferring Participant and the transferee shall bear all tax consequences of the transfer;

13.2.6 such transfer shall be subject to a preemptive right in the other Participant as provided in Section 13.3;

13.2.7 in the event of a transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant, and in such event in order for the transfer to be effective, the transferring Participant and its transferee shall provide written Notice to the non-transferring Participant designating a sole authorized agent to act on behalf of their collective Participating Interest.  Such Notice shall provide that (i) the agent has the sole authority to act on behalf of, and to bind the transferring Participant and its transferee on all matters pertaining to this Agreement or the Venture, (ii) the notified Participant may rely on all decisions of, Notices and other communications from, and failures to respond by, the agent, as if given (or not given) by the transferring Participant and its transferee; and (iii) all decisions of, Notices and other communications from, and failures to respond by, the notified Participant to the agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

13.3 Preemptive Right. Except as otherwise provided in Section 13.4, if a Participant desires to transfer all or any part of its Participating Interest or an Affiliate desires to transfer control of a Participant, the other Participant shall have a preemptive right as provided in this Section 13.3.

13.3.1 If a past or present Participant intends to transfer all or any part of its Participating Interest  or an Affiliate of either Participant intends to transfer Control of such Participant, the transferring Participant or Affiliate (“Transferring Entity”) shall promptly notify the other Participant of its intentions.  The Notice shall state the price and all other pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the offer or contract for sale.  If the consideration for the intended transfer is, in whole or in part, other than monetary, the Notice shall describe such consideration and its monetary fair market value in United States currency.  The other Participant shall have thirty (30) days from the date such Notice is delivered to notify the Transferring Entity whether it elects to acquire the offered interest at the same price (or its monetary equivalent) and on the same terms and conditions as set forth in the Notice.  If it does so elect, the transfer shall be consummated promptly, but in no event more than thirty (30) days, after Notice of such election is delivered to the Transferring Entity.

13.3.2 If the other Participant fails to so elect within the period provided for in Subsection 13.3.1, the Transferring Entity shall have ninety (90) days following the expiration of such period to consummate the transfer to a third party at a price and on terms no less favorable to the

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Transferring Entity than those set forth in the Notice required in Subsection 13.3.1.

13.3.3 If the Transferring Entity fails to consummate the transfer to a third party within the period set forth in Subsection 13.3.2, the preemptive right of the other Participant in such offered interest shall be deemed to be revived.  Any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 13.3.

13.4 Exceptions to Preemptive Right. Section 13.3 shall not apply to:

13.4.1 the transfer by either Participant of all or any part of its Participating Interest to an Affiliate;

13.4.2 incorporation of either Participant, or corporate consolidation or reorganization of either Participant by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

13.4.3 the transfer of Control of either Participant by an Affiliate to such Participant or to another Affiliate;

13.4.4 the creation by any Affiliate of either Participant of an Encumbrance that, if foreclosed, could affect its Control of such Participant, but not any transfer or conveyance in foreclosure (or in lieu of foreclosure) of such Encumbrance, which shall be subject to Section 13.3;

13.4.5 a sale or other commitment or disposition of Products or proceeds from sale of Products by either Participant upon distribution to it pursuant to Article 10; or

13.4.6 a transfer of direct or indirect Control of such Participant to a third party that is not an Affiliate of such Participant (whether in a single transaction or a series of related transactions, and regardless of the form of such transaction), but only if the fair market value of such Participant’s interest in the Assets does not exceed twenty-five percent (25%) of the combined fair market value of all of the assets of such Participant and all of its Affiliates, if any, direct or indirect Control of which also is being transferred in such transaction or transactions.

13.5 Encumbrances. Neither Participant shall pledge, mortgage, or otherwise create an Encumbrance on its interest in this Agreement or the Assets except for the purpose of securing project financing relating to the Properties, including its share of funds for Development or Mining costs and in such event both Participants, acting reasonably, shall agree to the terms and conditions of such Encumbrance.  The right of a Participant to grant such Encumbrance shall be subject to the condition that the holder of the Encumbrance (“Chargee”) first enters into a written agreement with the other Participant, in a form acceptable to that Participant, acting reasonably, which provides:

13.5.1 the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Participating Interest except as provided in Section 13.5.2 and that such Encumbrance shall be subject to the provisions of this Agreement;

13.5.2 the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant’s Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least forty-five (45) days after prior Notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement.  The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee’s Notice to the other Participant of its intent to sell the encumbering Participant’s Participating Interest.  Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant’s Participating Interest at a public sale; and

Page 19   New Jersey Mill Venture Agreement

13.5.3 the charge shall be subordinate to any then-existing debt, including project financing previously approved by the Management Committee, encumbering the transferring Participant’s Participating Interest.

14. ACQUISITION WITHIN AREA OF INTEREST

14.1 General. Any interest or right to acquire any interest in real property or water rights, but excluding mining rights and mineral tenure, within the Area of Interest, acquired while this Agreement is in effect by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Article 14.  This Section shall apply to any Properties previously abandoned under Article 12.

14.2 Notice to Non-Acquiring Participant. Within ten (10) days after the acquisition of any interest or the right to acquire any interest in real property, mining rights, mineral tenure or water rights wholly or partially within the Area of Interest (except real property, mining rights, mineral tenure or water rights acquired by the Manager pursuant to a Program), the acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate.  If the acquisition of any interest pertains to real property, mining rights, mineral tenure or water rights partially within the Area of Interest, then all property subject to the acquisition shall be subject to Article 14.  The acquiring Participant’s Notice shall describe in detail the acquisition, the lands and minerals covered thereby, the costs thereof, and the reasons why the acquiring Participant believes that the acquisition is in the best interests of the Participants under this Agreement.  In addition to such Notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant.

14.3 Option Exercise. If, within thirty (30) days after receiving the acquiring Participant’s Notice, the other Participant notifies the acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest, then title to such acquired interest shall be conveyed as specified in Section 2.3, free and clear of all Encumbrances arising by, through or under the acquiring Participant or its Affiliate.  The acquired interest shall become a part of the Properties for all purposes of this Agreement immediately upon the Notice of such other Participant’s election to accept the proportionate interest therein.  Such other Participant shall promptly pay to the acquiring Participant a proportionate share of the latter’s actual out-of-pocket acquisition costs equal to such other Participant’s Participating Interest.

14.4 Option Not Exercised. If the other Participant does not give Notice within the thirty (30) day period set forth in Section 14.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Properties or be subject to this Agreement.

15. GENERAL PROVISIONS

15.1 Notices. All Notices, payments and other required communications (“Notice” or “Notices”) to the Participants shall be in writing, and shall be given (i) by personal delivery to the Participant, or (ii) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested.  All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the date of receipt of the electronic communication or the next business day if the date of receipt is not a business day, and (iii) if solely by mail on the day delivered as shown on the actual receipt.  A Participant may change its address from time-to-time by Notice to the other Participant.

Notice to NJMC shall be sent to: New Jersey Mining Company P.O. Box 1019 89 Appleberg Road Kellogg, ID, USA Attn: Grant Brackebusch Fax: 208.783.3331
Notice to UMS shall be sent to: United Mine Services, Inc. P.O. Box 828 Pinehurst, ID 83850 Attn: Erik Panke Fax: 208.682.9472

15.2 Waiver. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant’s right thereafter to enforce any provision or exercise any right.

15.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

15.4 Force Majeure. The obligations of a Participant, other than the payment of money provided hereunder, shall be suspended to the extent and for the period that performance is prevented or delayed by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any governmental entity that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown  of equipment, machinery or facilities; actions by citizen groups, including but not limited to environmental organizations or native rights groups; or any other cause whether similar or dissimilar to the foregoing.  The affected Participant shall promptly give Notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof.  Immediately upon the cessation of force majeure the affected Participant shall notify the other Participant in writing and shall take steps to recommence and or continue the performance that was suspended as soon as reasonably possible. During the period of suspension, the obligations of the Participants to advance funds pursuant to Section 9.9 shall be reduced to levels consistent with Operations.

15.5 Survival of Terms and Conditions. The provisions of this Agreement shall survive the transfer of any interests in the Assets under this Agreement or the termination of the Venture to the full extent necessary for their enforcement and the protection of the Participant in whose favor they run.

15.6 Confidentiality and Public Statements.

15.6.1 Except as otherwise provided in this Section 15.6, all data, reports, records, and other information of any kind whatsoever indicated as confidential developed or acquired by any Participant in connection with this Venture shall be treated by the Participants as confidential (hereinafter called “Confidential Information”) and no Participant shall reveal or otherwise disclose such Confidential Information to third parties without the prior written consent of the other Participant.  Confidential Information that is available or that becomes available in the public domain, other than through a breach of this provision by a Participant, shall no longer be treated as Confidential Information.

15.6.2 The foregoing restrictions shall not apply to the disclosure of Confidential Information to any Affiliate, to any public or private financing agency or institution, to any contractors or subcontractors which the Participants may engage and to employees and consultants of

Page 21   New Jersey Mill Venture Agreement

the Participants or to any third party to which a Participant contemplates the transfer, sale, assignment, Encumbrance or other disposition of all or part of its Participating Interest pursuant to Article 13; provided, however, that in any such case only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and the person or company to whom disclosure is made shall first undertake in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated under this Section 15.6.

15.6.3 In the event that a Participant or an Affiliate thereof is required to disclose Confidential Information to any government, any court, agency or department thereof, or any stock exchange, to the extent required by applicable law, rule or regulation, or in response to a legitimate request for such Confidential Information, the Participant so required shall immediately notify the other Participants hereto of such requirement and the terms thereof, and the proposed form and content of the disclosure prior to such submission.  The other Participant shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure to the court, agency, exchange or department concerned, and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Participant shall, in its sole discretion, determine.

15.6.4 The provisions of Section 15.6 shall apply during the term of this Agreement and shall continue to apply to (i) the Participants for a period of two (2) years following the effective date of any termination of this Agreement, and (ii) any Participant who withdraws, who is deemed to have withdrawn, or which forfeits, surrenders, assigns, transfers or otherwise disposes of its Participating Interest for a period of five (5) years following the occurrence of such event or two (2) years from the effective date of any termination of this Agreement, whichever is sooner.

15.6.5 A Participant shall not issue any press release relating to the Properties or this Agreement except upon giving the other Participant not less than one (1) business day advance written Notice of the contents thereof, and the Participant proposing such press release shall make any reasonable changes to such proposed press release as such changes may be timely requested by the non-issuing Participant, provided, however, the Participant proposing such press release may include in any press release without Notice any information previously reported by the Participant proposing such press release. A Participant shall not, without the consent of the other Participant, issue any press release that implies or infers that the non-issuing Participant endorses or joins the issuing Participant in statements or representations contained in any press release.

15.7 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings, whether written or oral, between the Participants relating to the subject matter hereof, with respect to the Assets subject hereto, and any and all other prior negotiations, representations, offers or understandings between UMS and NJMC relating to the Properties, whether written or oral.  This Agreement and the obligations and rights created herein shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

15.8 Further Assurances. Each Participant shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement and minimize adverse tax consequences on the Participants.

15.9 Headings. The headings to the Sections of this Agreement and the Exhibits are inserted for convenience only and shall not affect the construction hereof.

15.10 Currency. All dollar amounts expressed herein refer to lawful currency of the United States of America, unless otherwise specified.

15.11 Severability. If any provision of this Agreement is or shall become illegal, invalid, or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and enforceable and

Page 22   New Jersey Mill Venture Agreement

the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid, or unenforceable portion.

15.12 Taxes. Each Participant shall be directly responsible for paying its income taxes and filing its tax returns with the proper authorities and independently file claims for and recover any income tax credits.  A Participant’s decisions with respect to such tax matters shall not have any binding effect on the course of actions taken by the other Participant.

15.13 Partition. Each of the parties waives, during the term of this Agreement, any right to partition of the Assets or any part thereof and no party shall seek or be entitled to partition of the Properties or other Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

15.14 Governing Law. This Agreement shall be construed and governed by the laws of the State of Idaho without reference to the choice of law or conflicts of law principles thereof.

15.15 Custom Processing.  No custom milling or processing shall be done for an unrelated third party without the approval of both parties, which approval shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NJMC: New Jersey Mining Company By: /s/ Fred W. Brackebusch Name: Fred W. Brackebusch Title: President Its Authorized Representative [	UMS: United Mine Services, Inc. By: /s/ Greg S. Stewart Name: Greg S. Stewart Title: President Its Authorized Representative

Page 23   New Jersey Mill Venture Agreement

EXHIBIT A to Venture Agreement PROPERTIES

1.

New Jersey Mill with crushing plant, grinding circuit, flotation circuit, concentrate dewatering and storage, concentrate leaching, paste thickening, and buildings.

2.

New Jersey Mill Site, MS 1998 B

3.

Portions of the surface of MS 1998 A to be used for tailings storage.

4.

Unpatented mill site claims

 IMC No.

Claim Name

195777

NJMS 1

195778

NJMS 2

195779

NJMS 3

195780

NJMS 4

195781

NJMS 5

195782

NJMS 6

195783

NJMS 7

5.

Water rights

6.

ZECO lease dated September 15, 1993.

Page 24   New Jersey Mill Venture Agreement

EXHIBIT B to Venture Agreement AREA OF INTEREST

The Area of Interest shall be defined as the western half of Section 10, Township 48 North, Range 3 East, and the eastern half of Section 9, Township 48 North, Range 3 East.

Page 25   New Jersey Mill Venture Agreement

EXHIBIT C (to Venture Agreement) ACCOUNTING PROCEDURE

The financial and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below.  Reference in this Accounting Procedure to Articles, Sections and Subsections are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Agreement.

The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to Operations under the Agreement.  It is the intent of the Participants that none of them shall lose or profit by reason of their duties and responsibilities as the Manager.  The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity.  In the event of a conflict between the provisions of this Accounting Procedure and those of the Agreement, the provisions of the Agreement shall control.

1. GENERAL PROVISIONS

1.1 General Accounting Records. The Manager shall maintain detailed and comprehensive accounting records in accordance with this Accounting Procedure, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes.  Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements.  The records shall reflect all obligations, advances and credits of the Participants.

1.2 Bank Accounts. After the decision is made to begin Development, the Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all receipts.

2. CHARGES TO JOINT ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Joint Account with the following:

2.1 Rentals, Royalties and Other Payments. Maintenance costs and other payments in respect of the Properties, including government rentals, necessary to maintain title to the Assets.

2.2 Labor and Employee Benefits

2.2.1 Salaries and wages of the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by the Manager.

2.2.2 The Manager’s cost of holiday, vacation, sickness and disability benefits, worker’s compensation and other customary allowances applicable to the salaries and wages chargeable under Subsection 2.2.1.

2.2.3 The Manager’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Subsection 2.2.1, rather than employees’ benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Subsection 2.2., provided that the plans are limited to the extent feasible to those customary in the industry.

2.2.4 Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Subsection 2.2.1, including all penalties except those resulting

Page 26   New Jersey Mill Venture Agreement

from the willful misconduct or gross negligence of the Manager.

2.2.5 Those costs in Subsections 2.2.2, 2.2.3 and 2.2.4 may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages.  If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses.  Such rate shall be based on the Manager’s cost experience and it shall be periodically adjusted to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

2.3 Assets. Cost of all Assets purchased or furnished for the Venture.

2.4 Transportation. Reasonable transportation costs incurred in connection with the transportation of employees, equipment, material and supplies necessary for the maintenance and operation of Assets.

2.5 Services

2.5.1 The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.10 and 2.14.  If contract services are performed by an Affiliate of the Manager, the cost charged to the Joint Account shall not be greater than that for which comparable services and utilities are available in the open market.

2.5.2 The costs of using the Manager’s exclusively-owned facilities in support of Operations provided that the charges may not exceed those currently prevailing in the vicinity.  Such costs shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum.

2.6 Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by either Participant as provided in Section 3.  The Manager shall purchase or furnish only so much Material as may be required for use in efficient and economical Operations.  The Manager shall also maintain inventory levels of Materials at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.7 Insurance Premiums. Premiums paid or accrued for insurance required for the protection of the Participants, including worker’s compensation insurance.

2.8 Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager.

2.9 Legal Expense. All legal costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets.  Routine legal expenses are included under Section 2.14.

2.10 Audit. Cost of annual audits under Section 9.11 of the Agreement.

2.11 Taxes. All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Participants.  Each Participant is separately responsible for income taxes which are attributable to its respective Participating Interest.

2.12 District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of (i) the salaries and expenses of the Manager’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating the Manager’s project office and any suboffice (as necessary) used for Operations and (iii) all necessary camps, including housing facilities for employees, used for Operations.  The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment.  Such charges shall be apportioned for all Properties served by the employees and facilities on an equitable basis consistent with the Manager’s general accounting practice and generally accepted accounting principles.

Page 27   New Jersey Mill Venture Agreement

2.13 Administrative Charge. The Manager shall charge the Joint Account each month with respect to Operations a Manager’s fee equal to $2.50 per tonne processed, which amount shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses for its conduct of Operations, which amount shall be escalated with the consumer price index – all urban consumers (CPI-U).  The fee shall be escalated annually on the anniversary of the effective date of this agreement.  The escalation factor will be found by multiplying the $2.50 per tonne administrative charge by the ratio of the most recent November CPI-U to the base CPI-U of 218.80.  The fee calculation shall not be compounded.

The Manager’s fee is based upon the principle that the Manager shall not make a profit or loss from this administrative charge but should be fairly and adequately compensated for the pro rata share of its costs and expenses.  The specific rate provided for in this Section 2.13 may be amended from time to time by mutual agreement among the Parties hereto if, in practice, the rate is found to be insufficient or excessive.

2.14 Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

3. BASIS OF CHARGES TO JOINT ACCOUNT

3.1 Purchases. Material purchased and services procured shall be charged at prices paid by the Manager after deduction of all discounts actually received.

3.2 Material Furnished by the Manager. At its discretion, the Manager may furnish Material from the Manager’s stocks under the following conditions:

3.2.1 New Material (Condition “A”):  New Material transferred from the Manager’s properties shall be priced f.o.b. the nearest reputable supply store or railway receiving point, where like Material is available, at current replacement cost of the same kind of Material (hereafter, “New Price”).

3.2.2 Used Material (Conditions “B” and “C”):

3.2.2.1 material in sound and serviceable condition and suitable for reuse without reconditioning shall be classified as Condition “B” and priced at seventy-five percent (75%) of New Price.

3.2.2.2 other used Material as defined hereafter shall be classified as Condition “C” and priced at fifty percent (50%) of New Price:

3.2.2.2.1 used Material which after reconditioning will be further serviceable for original function as good secondhand Material (Condition “B”),

3.2.2.2.2 used Material which is serviceable for original function but not substantially suitable for reconditioning,

3.2.2.2.3 Material which cannot be classified as Condition “B” or Condition “C” shall be priced at a value commensurate with its use,

3.2.2.2.4 Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purpose.

3.3 Premium Prices. Whenever Material is not readily obtainable at prices specified in Sections 3.1 and 3.2, the Manager may charge the Joint Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such material; provided, however, that prior Notice of the

Page 28   New Jersey Mill Venture Agreement

proposed charge is given to the Participants, whereupon any Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the Notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.  If a Participant so furnishes Material in kind, the Manager shall make appropriate credits to its account.

3.4 Warranty of Material Furnished by the Manager or Participants. Neither the Manager nor any Participant warrants the Material furnished beyond any dealer’s or manufacturer’s warranty.

4. DISPOSAL OF MATERIAL

4.1 Disposition Generally. The Manager shall have no obligation to purchase a Participant’s interest in Material.  The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by transfer to the Participants as provided in Section 4.2 or by sale.  The Manager shall credit the Participants in proportion to their Participating Interest for all Material sold hereunder.

4.2 Division in Kind. Division of Material in kind between the Participants shall be in proportion to their respective Participating Interests, and corresponding credits shall be made to the Joint Account.

4.3 Sales. Sales of material to third parties shall be credited to the Joint Account at the net amount received.  Any damages or claims by the Purchaser shall be charged back to the Joint Account if and when paid.

5. INVENTORIES

5.1 Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties.  The expense of conducting such periodic inventories shall be charged to the Joint Account.

5.2 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Joint Account shall be made, and a list of overages and shortages shall be determined by the Manager.  Inventory adjustments shall be made by the Manager to the Joint Account for overages and shortages, but the Manager shall be held accountable to the Venture only for shortages due to lack of reasonable diligence.

6. INVOICES FOR ORE PROCESSED

6.1 Monthly Charges.  At the end of each month the Manager shall calculate the costs of processing ore for each Participant or other party and issue an invoice to be paid in 5 business days.

6.1.1 Working Capital.  An amount shall be maintained by the Joint Venture in an account which will be used as working capital to fund operations.  This fund total should be approximately equal to two months of operating expenses. Should operating experience dictate, this amount may be adjusted up or down at the operator’s discretion. This fund will initially be funded based upon milling reserved capacity, initially 70% UMG, 30% NJMC, and any later adjustments made to the overall amount shall be charged or refunded at the same rate. This fund will be replenished on a monthly basis based upon the prior months operating usage. When no usage or limited usage occurs, replenishment will be based upon reserved capacity or a combination of reserved capacity and usage at the operator’s discretion.

6.1.2 Consumables.  A general outline for invoicing consumable supplies is provided below.

Reagents – Will be invoiced per usage from inventory so as to reflect differing rates of consumption from different types of ores.

Page 29   New Jersey Mill Venture Agreement

Grinding Balls – Will be invoiced per usage from inventory so as to reflect differing rates of consumption due to harder or softer ores.

Mill liners, cone liners, and jaw plates – Amortize per dry metric tonne based on usage and life expectancy

6.1.3 Electrical power. Charges for electrical power will be based upon each party’s usage. When no usage or limited usage occurs, charges will be based upon reserved capacity or a combination of reserved capacity and usage at the operator’s discretion.

6.1.4 Property Taxes.  Property taxes shall be charged based upon reserved capacity.

6.1.5 Labor. General mill labor, including an allowance for fringe benefits, shall be charged based upon time spent milling.

The mill superintendent’s time, including an allowance for fringe benefits, will be prorated based upon time spent milling when the mill is operating and upon capacity when the mill is idle. Certain circumstances may arise where significant time is spent on issues which are specifically geared towards an individual joint venture partner, even though the mill may be running the other partners ore. In such cases time will be allocated accordingly.

6.1.6 Maintenance and repair.  Labor and materials charges will be based upon historical usage. For minor items this will be based upon weekly usage, and for major items usage will be determined over the life of the component.

Page 30   New Jersey Mill Venture Agreement

EXHIBIT D

(to Venture Agreement)

MEMORANDUM OF AGREEMENT

NOTICE IS HEREBY GIVEN that under that certain Venture Agreement ("Agreement") made and entered into effective                              (the "Effective Date") by and between

New Jersey Mining Company a corporation incorporated under the laws of Idaho P.O. Box 1019 89 Appleberg Road Kellogg, ID 83837 USA Facsimile: 208.783.3331 (hereinafter “NJMC”)

and

United Mine Services, Inc. a corporation incorporated under the laws of Idaho P.O. Box 828 Pinehurst, ID 83850 Facsimile: 208.682.9472 (hereinafter “UMS”)

NJMC and UMS have entered into a Venture Agreement, dated _________ pursuant to which the Participants have agreed to terms for undertaking Mineral Processing operations within the exterior boundaries of the area described in Exhibit B hereto (the "Area of Interest").  The Agreement shall be the exclusive means by which the Participants, or either of them or any Affiliate, engage in any activity within the Area of Interest; acquire interests in real property within the Area of Interest; or engage in any other lawful purposes related or incidental to the foregoing.  The Agreement provides for joint ownership of the real property and interests described in Exhibit A hereto (the "Properties"), and shall continue for so long as any of the Properties are jointly owned by the Participants hereto and thereafter until all materials, supplies, and equipment have been salvaged and disposed of, a final accounting has been made between the Participants, and reclamation has been completed and accepted by the appropriate governmental agencies, unless the Agreement is earlier terminated according to its terms.

IN WITNESS WHEREOF the parties hereto have duly executed this Memorandum of Agreement effective as of the date first written above.

NJMC: New Jersey Mining Company

UMS: United Mine Services, Inc.

By:   /s/ Fred W. Brackebusch

By:   /s/ Greg S. Stewart

Name:  Fred W. Brackebusch

Name:  Greg S. Stewart

Title:  President

Title:  President

Its Authorized Representative

Its Authorized Representative

Page 31   New Jersey Mill Venture Agreement

State    of    Idaho     )

) ss.

County of   Shoshone     )

On this    7th   day of January, 2011, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared, FRED W. BRACKEBUSCH, known or identified to me to be the PRESIDENT of NEW JERSEY MINING COMPANY, the corporation that executed the within instrument, and acknowledged to me that he executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

 /s/ Vicki Busby

_________________________________

Notary Public

Residing at   Wallace, Idaho

Commission Expires  July 10, 2012

State    of    Idaho     )

) ss.

County of   Shoshone    )

On this   7th  day of January, 2011, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared, GREG S. STEWART, known or identified to me to be the PRESIDENT of UNITED MINE SERVICES, INC., the corporation that executed the within instrument, and acknowledged to me that he executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Vicki Busby

__________________________________

Notary Public

Residing at    Wallace, Idaho

Commission Expires   July 10, 2012

Page 32   New Jersey Mill Venture Agreement

EXHIBIT A to Memorandum of Agreement PROPERTIES

1.

New Jersey Mill with crushing plant, grinding circuit, flotation circuit, concentrate dewatering and storage, concentrate leaching, paste thickening, and buildings.

2.

New Jersey Mill Site, MS 1998 B

3.

Portions of the surface of MS 1998 A to be used for tailings storage.

4.

Unpatented mill site claims

 IMC No.

Claim Name

195777

NJMS 1

195778

NJMS 2

195779

NJMS 3

195780

NJMS 4

195781

NJMS 5

195782

NJMS 6

195783

NJMS 7

5.

Water rights

6.

ZECO lease dated September 15, 1993.

Page 33   New Jersey Mill Venture Agreement

EXHIBIT B

(to Memorandum of Agreement)

AREA OF INTEREST

The Area of Interest shall be defined as the western half of Section 10, Township 48 North, Range 3 East, and the eastern half of Section 9, Township 48 North, Range 3 East.

Page 34   New Jersey Mill Venture Agreement

EXHIBIT E

(to Venture Agreement)

INITIAL PROGRAM AND BUDGET

NEW JERSEY
MINING COMPANY

September 10, 2010

NEW JERSEY MILL EXPANSION
Preliminary Cost Estimate

Basis of Estimate

The existing flotation plant would be expanded from the current 4 tonnes/hr to 15 tonnes/hr. The main equipment work items are installing a larger cone crusher, fine ore bin, ball mill and rougher flotation capacity. The detailed list of work items is shown on the spreadsheet included.

Quotes have been obtained on the larger equipment such as the ball mill. Contingency of 20% has been applied to all estimated items except for the quotes.

In addition to capital cost quotes, experience with operating and capital costs has been used where possible. When no other information was available, estimates from "Mining Cost Service" published by Western Mine Engineering were used.

Engineering costs, including procurement and construction management, have been estimated as about 7% of capital.

The existing mill would be covered with a large steel building to provide space for the new equipment. Sections of the old pole buildings would be dismantled. The concrete pad and ore feeder/jaw would be covered to facilitate winter operations. The screen/cone crusher module would be modified to support the larger cone crusher and a roof would be provided as well. The fine ore bin would be rebuilt to provide more capacity and to feed the new ball mill which will be located to the north of the bin. The fine ore bin will be inside the new building but enclosed to prevent dusting. The ball mill is 2.4 m diameter by 4.0 m long, rubber-lined, and driven by a 250 kw motor [480 volt]. Bill mill discharge will be pumped with a Warman AH slurry pump to a cluster of four 6-inch Warman cyclones. Cyclone overflow will report to a 15 cubic meter tank rougher flotation cell. The existing Wemco cells will be used as scavengers and cleaners. Only one concentrate will be produced. The concentrate will be thickened and filtered. Provision will be made to bag the concentrate or it can be shipped in bulk. A second paste thickener will be added to provide capacity for paste tailings and paste backfill.

P.O. Box 1019 ◆ Kellogg, Idaho 83837 ◆ Phone (208) 783-1032 ◆ www.newjerseymining.com 1

Page 35   New Jersey Mill Venture Agreement

Flotation Mill Expansion to 15 tph

	Procurement	Foundation & Support	Installation/ Fabrication	Contingency	Totals
Coarse Ore					
Rock base-stockpile		$3,000		$600	$3,600
Cover concrete pad	$25,000		$10,000	$7,000	$42,000
Crushing Plant					
Larger cone	$200,000	$15,000	$15,000	$0	$230,000
Larger fine ore bin		$15,000	$25,000	$8,000	$48,000
Magnet	$20,000		$5,000	$5,000	$30,000
Grinding Plant					
Larger ball mill	$375,000	$25,000	$50,000	$15,000	$465,000
Larger cyclones	$40,000	$15,000	$5,000	$12,000	$72,000
Cyclone feed/VFD	$25,000	$5,000	$5,000	$7,000	$42,000
Flotation Plant					
Increased rougher cap.	$75,000		$25,000	$20,000	$120,000
Concentrate regrind	$120,000		$15,000	$27,000	$162,000
Concentrate dewatering					
Larger thickener			$20,000	$4,000	$24,000
Conc storage/loading			$15,000	$3,000	$18,000
Paste thickening					
Second thickener	$100,000		$25,000	$25,000	$150,000
Laboratory	$20,000		$15,000	$7,000	$42,000
Mill Building	$121,000	$20,000	$51,000	$20,000	$212,000
Electrical Upgrade	$100,000		$50,000	$30,000	$180,000
			Subtotal	$190,600	$1,840,600
Engineering					$150,000
			Total Expansion		$1,990,600
Tailings management					$250,000
			Grand Total		$2,240,600

Page 36   New Jersey Mill Venture Agreement

Schedule

Long lead time equipment [6-9 months] would need to be ordered as much as six months before they arrive at site. This equipment includes the ball mill, cone crusher, flotation cell, and paste thickener. A new building should be commenced as soon as weather breaks in the spring of 2011.

It is estimated that the expansion can be completed in 10-12 months after commencement. A quarterly estimated of expenditures is shown in the following table on the next page.

P.O. Box 1019 ◆ Kellogg, Idaho 83837 ◆ Phone (208) 783-1032 ◆ www.newjerseymining.com 3

Page 37   New Jersey Mill Venture Agreement

Schedule of Disbursements for Mill Expansion

Major Component	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	
Crushing plant			$92,000	$103,600	$158,000		$353,600
Ball mill			$90,000	$100,000	$300,000	$89,000	$579,000
Flotation		$50,000	$25,000	$46,000	$180,000	$23,000	$324,000
Paste thickening			$35,000	$35,000	$80,000		$150,000
Building		$106,000	$106,000				$212,000
Electrical & other			$50,000	$65,000	$65,000	$42,000	$222,000
Engineering	$100,000		$17,500	$17,500	$15,000		$150,000
Tailings Management	$250,000						$250,000
Totals	$350,000	$156,000	$415,500	$367,100	$798,000	$154,000	$2,240,600

Page 38   New Jersey Mill Venture Agreement

Operating Cost Estimate

Cost Item	$/tonne
Power	$3.00
Labor	$7.50
Grinding media	$2.50
Reagents	$2.50
Maintenance & Repair	$2.00
Tailings Management	$1.50
General	$1.50
Management fee	$2.50
Total Cost per tonne milled	$23.00
Total Cost per short ton milled	$20.86

Note that some cost components, including labor, are dependent on the milling rate. If the mill is not utilized or under-utilized, costs per tonne will increase.

The detail of labor costs is as follows:

Position	Rate	Monthly Labor	Monthly Fringes @ 30%	Monthly Cost	Cost per tonne
Superintendent	$85,000/yr	$7,083	$2,125	$9,208	$0.92
Chief operator, 4 ea.	$25/hr	$17,000	$5,100	$22,100	$2.21
Asst operator, 4 ea.	$18/hr	$12,240	$3,672	$15,912	$1.59
Crusher operator, 4 ea.	$19/hr	$12,920	$3,876	$16,796	$1.68
Maintenance, 1 ea.	$30/hr	$5,100	$1,530	$6,630	$0.66
Overtime and contract				$4,354	$0.44
				$75,000	$7.50

Note: Cost/tonne based on 10,000 tonnes per month throughput

P.O. Box 1019 ◆ Kellogg, Idaho 83837 ◆ Phone (208) 783-1032 ◆ www.newjerseymining.com 5

Page 39   New Jersey Mill Venture Agreement

Sustaining Capital and Major Re-builds

Periodically, major wear parts need to be replaced. These include crusher liners, ball mill rubber liners and pump liners. The cost of these replacements is included in the operating cost table above.

After the Grenfel tailings storage area reaches its maximum capacity, another area needs to be developed. The designated area would be Gold Run Gulch. The new tailings facility would require permitting with BLM and the State of Idaho. Engineering and construction of a starter dam would be required, along with diversion of storm water runoff. The land is currently controlled by NJMC by private land and mill site claims on Public lands. It is estimated that the cost of the new tailings facility will be $500,000 and will occur 5 years after commencement of production. The new facility would have enough capacity for the foreseeable future.

Major repairs could be required for electric motors such as the ball mill motor and for accidents or fires. These events are unlikely and are not estimated.

It is likely that changes to the mineral processing plant will be proposed from time to time to improve performance. These projects could include concentrate leaching, production of a second concentrate or cyanide leaching of oxidized ore. Each of these projects would be justified on its own merits for rate of return on additional capital and would be approved by both NJMC and UMS.

6
P.O. Box 1019 ◆ Kellogg, Idaho 83837 ◆ Phone (208) 783-1032 ◆ www.newjerseymining.com

Page 40   New Jersey Mill Venture Agreement